Exhibit 99.3

Callon Petroleum/Carrizo Oil Merger

Moderator: Mark Brewer

July 15, 2019

8:30 a.m. EST

OPERATOR:	This is Conference # 2381448.

Operator:	Good day, ladies and gentlemen and welcome to the Callon and Carrizo joint conference call to discuss Callon’s acquisition of Carrizo.

At this time all participants are in listen-only mode. Later we will conduct a question-and-answer session and instructions will be given at that time. And as a reminder, today’s conference call is being recorded.

I would now like to introduce Mark Brewer, Director, Investor Relations. Sir, you may begin.

Mark Brewer:	Thank you, (Lori). Good morning to everyone, and thank you for joining us today. This morning, we announced that Callon has agreed to acquire Carrizo in an all-stock transaction. The press release and investor presentation related to this transaction can be found on our website at www.callon.com in the Investor Relations section.

Joining me in Houston for today’s call are Joe Gatto, President and CEO of Callon; Jim Ulm, Callon’s Senior Vice President and CFO; and Dr. Jeff Palmer, our Senior Vice President and CEO. We’re also joined today by Chip Johnson, Carrizo’s President and CEO. Following our prepared remarks, we’ll be glad to take some questions.

Please note that we’ll make forward-looking statements based on current expectation detailed in this morning’s press release and the associated merger presentation, both of which are available on our website. The risks associated with forward-looking statements and other disclaimers are in the press release and on Page 2 and 3 of the presentation slide deck. We incorporate those by reference for today’s call.

I would now like to turn the call over to Joe.

Joseph Gatto:	Thanks, Mark, and welcome everyone – taking the time to join this morning. Today is truly a transformational day for both our companies as we’ve announced a definitive agreement to acquire Carrizo in an all-stock transaction. Combining Callon and Carrizo will create a premier mid-cap independent producer. Together, we will have over 200,000 net acres between the Permian Basin and Eagle Ford shale (in) combined production excess of 100,000 BOE per day with an oil cut over 70 percent, excluding NGLs.

I’m also happy to report that the transaction has been unanimously approved by the Board of Directors of both of Callon and Carrizo. In addition, each of the Carrizo directors has committed to vote his or her shares in favor of this transaction. Before we discuss the details of this transaction and the numerous opportunities that it presents, I want to thank Chip and his team for their hard work. We see tremendous value in combining our two organizations. I’m confident that together, we will be better to be able to compete in this dynamic space while enhancing shareholder value and achieving our shared corporate goals on an accelerated time line.

Importantly, we will also look forward to reaping the benefit of adding high-quality team members to our already deep bench of talent and further enhance advancing our technical and operational skill sets. The transaction is valued at $3.2 billion, including the assumption of debt and preferred securities.

Carrizo shareholders will receive 2.05 shares of Callon common stock for each Carrizo share, representing an implied value of $13.12 per share to each Carrizo shareholder based on Callon’s closing price on July 12 or an 18 percent equity premium for Carrizo shareholders based on a 60-day volume-weighted trading average. Upon closing the transaction, Callon’s shareholders will own 54 percent of the combined company, and Carrizo shareholders will own about 46 percent.

We expect that the acquisition will close during the fourth quarter of 2019, subject to the approval of both shareholder bases, the satisfaction of certain regulatory approvals and other customary closing conditions. Upon closing, we will welcome three board members from Carrizo to the Callon Board of Directors. Callon’s executive team will remain unchanged and the company will continue to be headquartered in Houston, Texas, where both companies are currently based.

So let’s get into why we are so excited about this transaction. Over the past few years, Callon and Carrizo established ourselves as two high-caliber operators in Texas with a deep inventory of highly economic well locations. With this transaction, we are leveraging our combined successes by creating a stronger entity with a platform of over 120,000 net acres in the broader Permian Basin, including approximately 90,000 net acres in the prolific Delaware Basin. Together, we will benefit from substantial improvements in capital efficiency from scale development in the Delaware and unlock a greater value proposition on a combined basis.

The Midland Basin and Eagle Ford operations have clearly demonstrated the benefits of the last several quarters, and we have both begun to employ similar large project concepts in the Delaware Basin this year. Importantly, the combined portfolio will offer an increased level of large project initiatives in the Permian Basin. They will be supported by sustained investments in the shorter cycle and less capital-intensive projects in Eagle Ford shale. This optimal balance of capital deployment opportunities is expected to lead to increasingly better free cash flow break-even levels, dropping below $50 a barrel on a full program basis by 2021.

We view our combined company as a differentiated investment opportunity with the leading cost of supply on a full cycle basis, combined with repeatable growth as we enter a life of field development. As the industry advances from a mode of resource capture to one of sustained cash flow generation, we continue to focus on achieving our strategic operating and financial goals to deliver competitive returns on capital relative to our peers and to other industries. This transaction accelerates all of those key goals and provides us with the strength and flexibility to continue investing for future growth.

The combined company will have a deep inventory of combined well locations to compete for capital and offer opportunities for (high-grading from each) portfolio. In addition, we will be in a better position to capitalize on technical advances from a combined knowledge base. We also have improved capital efficiency from scale development and balanced cash conversion cycles, translating in one of the highest recycle ratios and reinvestment efficiency in the industry.

Sustained free cash flow growth from the preservation of a leading CapEx margin and a base of relatively mature production that provides a foundation for sustainable, double-digit production growth targets and an improved financial profile to drive leverage below two times in the near-term from a (creates) combined cash flow and opportunities to monetize noncore assets. This transaction is accretive to all of our focus metrics in 2020, cash flow per share, earnings per share, forward free cash flow outlook, net asset value and leverage ratios. Over the past five years, Callon has delivered on several accretive acquisitions, combining a high level of asset quality with strong subsequent operational execution.

That said, this transaction highlights an important evolution in our business strategy. We’re not simply focused on acquiring great asset bases but leveraging great assets within great businesses to advance our shareholder returns. Carrizo definitely fits that bill with both a proven asset base that is on the cusp of transitioning to free cash flow (and) an exceptional organization that has built Carrizo into what it is today. It is through the combination of our organizational capabilities and high-quality operations that we’ll continue to provide a meaningful investment opportunity to our investors.

To that point, we’ve already begun the integration work from a planning perspective, and we’ll begin moving forward this week with the help of a dedicated integration consultant.

With that, I’ll turn the call over to Chip to provide more color on his perspective on the strategic opportunities for the combined entity.

Chip Johnson:	Thanks, Joe, and good morning everyone. I’m excited to be here today with Joe and his team announcing this combination. We are two Texas strong companies coming together to leverage our respective strengths and adjust to the evolving industry landscape.

Carrizo prides itself on being an industry leader in the exploration, development and production of oil and gas from resource plays located in the U.S. Over the years, we have successfully grown our production and reserves and, to date, have drilled over 1,000 horizontal wells across our areas of operation, which are now primarily based in the Eagle Ford shale in South Texas and the Delaware Basin in West Texas.

In addition to our operations and long legacies in the oil and gas business, both companies are grounded in similar cultures and core values. Importantly, we have reputations for having a high degree of integrity and being great places to work. I’m very proud of the Carrizo team and the business we have built together over the years.

I’d like to take a minute to give my perspective on why this is a compelling transaction for Carrizo shareholders and why our Board of Directors unanimously approved this transaction. These two organizations are at very similar stages in their evolution to scale program development. And I believe that the combined company represents a unique opportunity for a step change on that path, especially with an expanded footprint in the heart of the Southern Delaware Basin.

With increased scale and financial capacity, the value of our portfolios would benefit from the deployment of an enhanced development model that will deliver optimized returns on capital while preserving long-term economics of the combined inventory of over 2,500 locations. Our assets will also be advantaged by leveraging our combined technical knowledge in both the reservoir base and the application of large-scale development.

Ultimately, I believe that our ability to grow will be significantly enhanced as a result of this transaction. The Callon management team presented us with a clear vision and measurable opportunities that I believe they will be able to execute on behalf of our shareholders. This strategic combination provides the collective shareholder base an investment opportunity that can outperform both of our standalone companies and ultimately create greater near and long-term value together.

Before I turn the call over to Joe, I’d like to thank Carrizo employees for their hard work over the years and into the future. This announcement is a testament to your tireless efforts and the inherent value of our company. Joe.

Joseph Gatto:	Thanks, Chip. We presented several of the high-level merits of the combination. I’d now like to address some more specifics around our pro forma plan and the identified synergies.

Our comprehensive efforts to build a pro forma plan of activity for the coming years is detailed in several pages of the merger presentation. Combining the progress of both companies that have made towards free cash flow growth in the increasing impacts of primary operational and cost synergies as the year progresses, we forecast 2020 positive free cash flow of over $100 million at recent strip pricing. We’re also targeting a double-digit return on capital employed for 2020 and a leverage position of under two times by year-end 2020 from both growth and EBITDA as well as an absolute debt reduction under our new credit facility.

Our primary operational synergies will be driven by a structural shift to an increased large-scale development across the portfolio, delivering many benefits that we are already validating in the Midland, in Eagle Ford and see emerging in the Delaware, including improved production (in) cash conversion cycle times, using simultaneous operation of drilling rigs and completion crews; improved uptime from fewer impacts on existing wells from offsetting completion activities; incremental reductions in Delaware well costs that we estimate to be approximately 5 percent going forward under the new program; and efficiencies from sustained dedicated services under a consolidated plan of activity that facilitates scheduling optimization and maintains the continuity of established crews and performance.

We forecast these synergies to begin in 2020 and deliver approximately $65 million to $80 million of annual cash flow benefit versus the standalone plans with 50 percent to 75 percent achieved in year one and full realization in 2021 and beyond. We’ve also identified approximately $35 million to $45 million per year of primary synergies from reductions in cash G&A and corporate overhead expenses beginning in 2020.

These primary synergies, combined with the numerous options for optimize capital allocation (in the) form of high-grading and modest acceleration of affectivity are estimated to deliver approximately $850 million of pretax PV10 value in the first 10 years of combined operations. And while not a classic synergy from the standpoint of adding incremental value, and therefore not included in the estimated of our synergy assessment, the mitigation and present valued aggregation by introducing (child) wells through larger scale development concepts will preserve the value potential of our combine inventory for the long-term.

Additional areas for a combined value creation include the integration of our Delaware infrastructure footprints and resulting reduction in operating cost structure, benefits from a larger production base for marketing scale and price point diversification and a reduced cost of capital from opportunistic refinancings over time. The amount included specific dollar estimates for these categories, but we expect them to be impactful and we’ll provide additional details once the transaction closes.

In summary, we are excited about our future prospects as a low-cost provider at a time when the unconventional resource industry enters a new phase of development. In its nearly 70 years in the oil and gas business, Callon has navigated numerous commodity cycles and delivered exceptional results from a variety of resource bases. We have always recognized that our business is about turning acreage into tangible results and cash flow. With a meaningful position and two of the premier unconventional plays in the United States, Callon and Carrizo are set to deliver on those mandates.

We’ll have sustained growth in production and free cash flow that will create value for shareholders in the form of absolute debt reduction in the near-term and a potential for other returns of capital after meeting and exceeding our leverage goals.

Once again, I’d like to congratulate the collective employee basis of Callon and Carrizo on this important day and look forward to a bright future together as a Houston-based company, focused on the development of a high-quality Texas resource base. Operator, at this time, I’d like to open the line for questions.

Operator:	At this time I would like to inform everyone if you’d like to ask a question please press star then the number one on your telephone keypad. We ask that you please limit yourself to one question and one follow-up question only and re-enter the queue for any additional questions you may have.

Our first question comes from the line of Will Thompson of Barclays.

William Thompson:	Hey, good morning. Happy Monday.

Male:	Good morning Will.

William Thompson:	Joe, so you talked about 2019 being as – previously talked about 2019 being a transition year, you shift activity towards the Delaware. (There are) clearly signals you like what you’re seeing in your spare acreage. Scale is clearly critical for becoming competitive from a capital efficiency standpoint. Maybe help us understand the comfort (in) the timing of this transaction and what you’re seeing from Spur year-to-date?

Joseph Gatto:	Sure. Yes and it’s a good observation. We certainly like what we’re seeing in Spur not only this year but what we’ve seen over the years as we’ve gotten up the learning curve. We’re moving to larger pad development there certainly in terms of multi-zones and multiple wells per zone. And the results that we’ve seen have certainly been encouraging there and looking at adding to larger scale development not only from a resource standpoint, as we’ve talked about in terms of capturing more of the reservoir all at once and avoiding the impacts in terms of interference and longer-term degradation, but also the economics that go with that. If there was ever a basin that could benefit from scale it is the Delaware.

(You overlay) on top of that, we’re in the midst of flowing back on a seven well pad in Spur. Carrizo recently posted some really solid results on the six pad and they’re moving to an eight well pad at (Dorothy Samson), so we’re both at a very similar stage of our evolution after evaluating a lot of data, overlaying well results that we’ve had and others have had. But we clearly see the benefits of large-scale development in the Delaware and we’ll continue to allocate capital there in a meaningful way.

Obviously, the Midland and the Eagle Ford provide a very solid foundation of repeatable inventory that’s proven in generating solid cash flow to complement that as we continue to ramp up in the Delaware.

William Thompson:	And then as my follow-up. The press release mentioned a large portfolio of noncore acreage. Can you maybe talk about what that potentially is and timing in terms of post-close? When do you think about maybe doing some divestitures or trades?

Joseph Gatto:	Yes. We can’t get into a lot of specifics yet. We’ve talked about, just as Callon, an opportunities set in the Delaware, probably 5,000-plus net acres that we’ve identified. Certainly, we’ve seen more expanded set as a combined company. As you saw with our recent Ranger transaction, we think the pruning is very prudent. And in the near-term, we will continue to look at those types of opportunities upon closing.

William Thompson:	All right. Thank you.

Operator:	Your next question comes from the line of Neal Dingmann of SunTrust.

Neal Dingmann:	Good morning all. Congrats on both sides. My question is for Chip. Chip, were you out sort of shopping or – I’m just kind of wondering as much as you can say how this came to be? Is this something that you sort of seeked Callon out? Or any color you can give around how this maybe came to be?

Chip Johnson:	I can’t give much color on that, Neal. That will all come out in the proxy statement. But I think we’ve told people that we would do the best thing for our shareholders for the last 10 years, and we’ve talked to a lot of companies.

Neal Dingmann:	OK, makes sense. And then just one last one, Joe. Joe, you talked about it and maybe this is around slide – it’s either 13 or 14. You talked about the upside you thought you would see or you will see from well returns. Is that more because of doing larger wells? I’m just trying to get a sense of – you know, it sounds like you have the confidence. (You and the) team have run the numbers and sounds like you have extreme confidence of sort of higher well returns going forward. I’m just wondering what sort of some of the leading factors part of that is?

Joseph Gatto:	Yes, certainly. There’s a couple of things that go into that. I guess one on Page 8 gives you the sort of landscape of the combined proposition that we see in terms of IRRs. Obviously, that doesn’t tell all of the story from a half cycle basis and doesn’t overlay the impacts of moving to larger pad development. But clearly, a lot of our confidence comes from, I guess, it’s Page 15 that sort of overlays how we’re progressing in the Delaware. We’ve seen some very strong single-well results in the basin. But as we moved to larger pads and doing some spacing tests, we’ve seen similarly strong wells, and in some cases, even some better wells from increased frac complexity.

But overall, in the bottom right-hand side, this is a bit (of a) cartoon and directional. But can show this is where we see substantial sustained value creation over time in terms of mitigating any of the impacts from (children) wells. But outside of that, there is certainly a body of work that we (and) (inaudible) have built in the Delaware as we refined landing zones, as we’ve worked on completion designs. As you recall, we spent a lot of time since stepping in the position in 2017, doing a lot of testing there. We’re both, as combined companies, doing a lot of work with micro seismic as well as tracers and such to get a better characterization reservoir, which we think will only enhance what we’re doing out there in the Delaware.

Neal Dingmann:	Very good. Great details. Thanks guys.

Operator:	Your next question comes from the line of Asit Sen of Bank of America Merrill Lynch.

Asit Sen:	Thanks, good morning. Congrats on the transaction. Joe, you completed the Rangers sale recently, you have highlighted your substantial water assets. Does this transaction accelerate the timeline of potential monetization of the water assets? And also when you mentioned (on the other) noncore portfolio that you built on the back of this transaction.

Joseph Gatto:	In terms of within our portfolio, we’re certainly going to continue on with some of the noncore initiatives that we already have in place, that’s just part of our business. It’s the right thing to do to high grade capital returns.

As it relates to the water asset base, certainly we have a substantial asset base. We’ve talked about – not as a whole sale monetization but maybe there’s some interesting structures that we can partially monetize but yet control our own destiny on that piece of the puzzle.

Frankly, we see that this combination adding the water infrastructure that Carrizo brings to the table. It’s on Page 17. This is a high-level map. It can give you a sense of the increased scale and scope that we think will only benefit some of those efforts over time. But obviously, that will have to wait a little bit longer, and we have to assess whether it makes sense to do something before closing or not. But I think overall, we think that the value proposition for that piece of monetization is only enhanced through the transaction.

Asit Sen:	Great. And my follow-up is, Joe, you provided some idea of the location count. Is – would it be possible for you to share your location count in the Delaware with this increased footprint? And any thoughts based on your work on optimal pad size in the Delaware?

Joseph Gatto:	Sure. In terms of the inventory, we talked about 2,500 total. We’ve got 1,900 in the Permian. Of that 2,500, about roughly half would be in the Delaware to give you a sense or 1,200 or so as a high-level gross estimate. I mean I’ll let Jeff talk a little bit about our thoughts on pad size. As I said both of us as individual companies have been doing six, seven, eight well pads. In 2020, we are planning for actually maybe test a little bit larger than that. But I’ll let Jeff talk about that a little bit more.

Jeffrey Palmer:	Good morning, everybody. That’s a good transition into what the pro forma development program is going to look like here starting probably in the first part of 2020 where the development programs with the targets that you have if you go in and you can do six, seven, eight, nine well pads, which by the way is – would be multiple rigs doing, say, three wells a piece. It’s not one rig sitting there on location drilling eight or nine wells in (a row). That gives you the opportunity to do two things, probably three things extremely well: one is you get the economy of scale and the repeatability of staging water, of sand, the continues frac crews. You tend to drill better wells. The second well should be a little better than the first well. The third well should be a little better than the second well.

But then also from a targeting standpoint, you are minimizing the (parent-child) relationships by getting out there and getting everything, roughly speaking, at the same time. But then you can also look at opportunities, selective opportunities, but certainly they exist to test. Maybe the nontraditional or not the bread-and-butter zones that you have and see how those additional delineation zones play into the overall development concepts, what are the relationships on interference and declines, and what type of targeting is going to be optimal, whether it’s within the same zone or in relation to the other wells that are in the system.

Asit Sen:	Thank you.

Operator:	Your next question comes from the line of Drew Venker of Morgan Stanley.

Andrew Venker:	Good morning. Joe, I guess, first question for you. It sounds like the combination of the two companies definitely increases the free cash flow generation and the cost structure is improved. I’m talking about whether this increases your preference for returning free cash sooner or if it just accelerates your path down that higher free cash generation and more efficient growth?

Joseph Gatto:	Yes. It’s a good question. And like you said, this does accelerate free cash flow proposition and that’s a big part of this transaction, right, is we look at alternatives. We look at it through the lens of anything that we would transact on, have to accelerate our objectives at the corporate level and certainly free cash flow growth is one of them. With the asset base that we have and strong margins that we have, that was possible. And now it’s even more possible given that we’re able to find scale in a combination and not compromise asset quality or strong margins with the combined businesses.

So you’re right. It does put us on a path to accelerate free cash flow. I think in the near-term, it is going to be directed to the balance sheet. We see this as being a beneficial on leverage metrics but still we need to get this business below two times on leverage and an even more so. We want to target something south of two times, that’s not where we want to live. So we need to meet that target and exceed it. But then we should be in a position to be thinking hard about returns of capital to shareholders quicker than we otherwise would as a stand-alone entity.

Andrew Venker:	And so is it fair to say if you conversely want to focus on growth or if that was – you feel like that was based on the returns the right decision for the company, does the pro forma growth rate potential increases as far as what’s fully funded?

Male:	(Inaudible) (decided to go down).

Joseph Gatto:	The production growth rates – you know we’ve talked about double-digit sustained production growth and we are preserving that with this transaction. So we think it is important to have a differentiated production growth initiative. But clearly, that needs to happen within or with along side of generating free cash flow. And you can see in 2021, we get to a point where we’re generating free cash flow at below $50 and preserving that double-digit production growth rate.

Andrew Venker:	Right. Thanks Joe. Appreciate it.

Joseph Gatto:	Thanks Drew.

Operator:	Your next question comes from the line of Gabe Daoud of Cowen.

Gabriel Daoud:	Hey, good morning everyone. And congrats on both sides. I guess just a clarification kind of a question for me on the free cash flow estimate that you guys put out for 2020. Does that – is that just at the, I guess, asset level or E&P level? And is that free any contingency payment you might have to make related to the Carrizo ExL acquisition?

Joseph Gatto:	Yes. So your first question, these are all at a corporate level. So it’s not at a field level. This is cash flow from operations less CapEx. So to that extent, these do not include the contingent payments to the extent they happen whether at Carrizo and we have some contingent payments as well that we have potentially received, proceeds at certain levels. But those are below the line in terms of financing cash flows as they are treated on the cash flow statement.

Gabriel Daoud:	Got it, got it. OK. Thanks Joe.

Joseph Gatto:	Sure.

Operator:	You’re next question comes from the line of Brian Downey of Citigroup.

Brian Downey:	Good morning. Thanks for taking my questions. Maybe one for Joe or Jeff. You mentioned the optimized development in mitigation of (parent-child) impact to the (mega pad) development. But curious if you have any other thoughts on absolute inventory or location upside opportunities as you progress through Spur and look through the Carrizo portfolio? Maybe after a fresh look there, any thoughts on zone upside on potential further augment that Permian location count?

Joseph Gatto:	Yes, definitely. We see an amazing opportunity, right? This is one of the reasons that we entered the Delaware in the first place was the thick oil column that we are looking to develop and developing the right way over time. So we’ve talked about certainly an upside proposition in our Midland property base, in the (middle), Spraberry, (Joe Mill), Wolfcamp D. But in the Delaware, there is substantial upside.

Carrizo has talked about this in their public materials. Right now, we’re basically looking at a Wolfcamp proposition on the Carrizo asset base and largely ours. We’ve been starting to test the second zone shale and we and others have had some encouraging initial results. But clearly, on the Carrizo side, they are just putting down a well in the third (Bone Spring) off of a lower pad. So some of the (Bone Spring) group as well as may be some deeper zones we see as providing substantial potential above that 2,500 location count.

Brian Downey:	Great, that’s helpful. Thanks.

Operator:	Your next question comes from the line of Leo Mariani of KeyBanc.

Leo Mariani:	Hey. Quick question here for Chip. So no doubt that it’s a compelling transaction from the perspective of the synergies to be realized over time. But I just wanted to kind of get your sense on whether or not that the fact that your stock had just kind of seen a pretty depressed valuation for quite some time now. Is that kind of a key driver in deciding to combine with another company here?

Chip Johnson:	No, not at all. I think the whole E&P space is at a low point and relative to other stocks, we are not that different. I just think this is the right time to do this. It makes us a – almost a mid-cap now at around $2.5 billion of market cap. We jump over about 10 different companies. We’ve got 100,000 Mboe per day and 200,000 acres in the core of two basins. So this just makes sense, I think.

Mergers of equals are important right now. All the reasons for these that have been kicked around in the last year make total sense in terms of synergies and scale. And we just think this is the right thing to do.

Operator:	You’re next question comes from the line of Ron Mills of Johnson Rice.

Ronald Mills:	Just one quick question, Joe or Jeff. I don’t know if you all thought about or the plan but when you think about the Permian versus the Eagle Ford now on a combined basis in terms of capital allocation, what do you think your plans (are and) for the Eagle Ford longer-term?

Joseph Gatto:	Yes Ron. Good morning. On Page 7, we given you a sense of that and there’s some high-level numbers there on 2020 as it relates to capital allocation. Delaware looking at 50 percent; Eagle Ford, 25 percent; and Midland, 25 percent based on our plans. But what’s probably more important than those numbers to some degree is what’s behind it in terms of the work that the team has done.

So this isn’t necessarily just directional numbers and (our feel of) how 2020 is going to look. We took the combined activity plans and really drilling unit by drilling unit went through them and obviously (take into) account drilling obligations (and) continuous drilling clauses, et cetera, to build something from the ground up over the next couple of years. So these capital allocations are well based on a lot of development schedules that have been iterated hundreds of times to optimize through it.

Once we get to the closing, we’ll obviously be in a position to further refine them. But hopefully, it gives you a sense of the thought that’s gone into that so we can hit the ground running as a combined company.

Ronald Mills:	Great. Thank you. Congrats to both.

Operator:	Your next question comes from the line of Marshall Carver of Heikkinen Energy.

Marshall Carver:	Yes. Could you get the CapEx associated with the free cash flow and production comments for 2020? I see that $100 million plus and the expected growth but I didn’t see an exact CapEx (number in there).

Joseph Gatto:	Yes. It’s – if you look at our combined budgets for this year, roughly in the (500 to 550) type of range. If you look at those on a combined basis, we’re probably going to be a little bit lower than that in 2020.

Marshall Carver:	Thank you.

Operator:	Your next question comes from the line of Sameer Panjwani of Tudor, Pickering, Holt.

Sameer Panjwani:	Hey guys, good morning.

Male:	Morning.

Sameer Panjwani:	So you’ve been fairly active in terms of M&A over the past several years. Are you now at a point where, as you said, you’re past the resource capture phase? Or do you think the business still needs additional scale from here?

Joseph Gatto:	I think we have been building scale. I think some of that started in 2015, (when we) footprint about 18,000 net acres and clearly there was a mandate to put this team to work on a larger asset base to extract value. But as we look at this combined entity today this is certainly scaled. Importantly, it has the scale and scope to execute on sustained program developments as we’ve talked about, sort of simultaneous operations (and) executing these large patents.

We think it’s definitely the right thing do from a resource capture with larger pads, as Jeff has talked about, as well as the compelling economics that go with that. But we were at a point this year and the past that you’re running one, one and a half frac crews, when (I think those) larger pads really need to have simultaneous operations with two frac crews or more running next to each other to get the cycle times down. Because if you attack a large eight, nine well pad in the Delaware with one frac crew, the first (inaudible) to getting (the last well) in production is going to be the better part of a year.

So to really employ simultaneous operations is critical, which means you do need some scale for sustained activity. You also have the scale and balance sheet. We have a slide in here towards the back, if I can find it here – on Page 16 to show from a balance sheet and financial perspective, those types of capital investments obviously have – are a lot more digestible on larger balance sheet (inaudible) move forward and you also see on Page 16 the benefits of how simultaneous operations brings forward leverage-neutral and cash flow-neutral data points for (a) development.

Sameer Panjwani:	OK, that’s helpful. And then can you talk about your thoughts around expanding the asset base from being a Permian pure-play to a more diversified company pro forma the deal historically the market such as applied different valuations to smaller cap pure-plays versus diversified companies? I’m just wondering how that play into your thought process here.

Joseph Gatto:	Sure. That’s a good question, and we’ve seen the dynamic of pure-play basins over time, and typically over time that fades a bit and it really gets down to turning acreage into cash flows, as I’ve talked about. And if you look at the Eagle Ford asset, some great assets certainly from an IRR standpoint, if you want to look at it that way. And like I said, there’s a page in the deck that highlights that. But that really doesn’t tell the whole story.

The Eagle Ford is not only a great asset but a great business unit with a great workforce that they have in place there. They are very efficient in terms of operations. They’re drilling wells in eight to nine days. In a lot of ways, it’s a model for the economic benefits and resource recovery that we’re looking at for large-scale development and other pieces of our business. So I mean if you add all that up and it leads to very meaningful free cash flow generation, it’s coming from sustained investment in good assets, right? That’s what this business is all about.

And furthermore, you look at it, how does it fit within our portfolio? It’s very complementary because it provides balance to the Delaware, which we’ve talked about. It’s a little bit more (in capital-intensive). It does have a higher MPV that goes with it but larger capital-intensive investment that you need to balance off, and we also have the benefit of shorter cycle times even though doing large pad development in Eagle Ford, the shorter cycle times and – we’re doing larger pads in the Delaware and the Eagle Ford.

The Eagle Ford’s sort of shorter cycle times will help provide cash flow to fund longer-cycle projects in the Delaware. So it’s a great fit from that standpoint. So if you look at an asset, you can’t look at it in a vacuum. It really means you get to look into how it fits into larger development models we scale these businesses.

Sameer Panjwani:	Great. Appreciate the color. Thanks.

Operator:	You’re next question comes from the line of Kashy Harrison of Simmons Energy.

Kashy Harrison:	Just one, super quick one for me. How are the preferreds treated in the – are they included in the $3.2 billion investment evaluation?

Joseph Gatto:	They are.

Kashy Harrison:	OK. OK. That was it for me. Thank you.

Operator:	Your next question comes from the line of Mike Kelly of Seaport Global.

Michael Kelly:	Hey guys. Good morning. I’m looking at...

Male:	Good morning.

Michael Kelly:	Hi. I’m looking at Slide 11 where you lay out the operational or the overall synergies – and just wanted to understand a little bit better that $65 million to $80 million operational bucket. And I guess I’m trying to understand why it’s necessary, how you only achieved this through a combination? Or if some of that, a good chunk of that, could have been realized just a standalone Callon bucket? Thanks Joe.

Joseph Gatto:	Sure. It’s certainly a valid question. And obviously, both the companies would be trying to achieve all of the efficiencies and cost savings that it possibly could independently. But the way to look at it, I guess, I’ll address it in two ways, kind of the macro and then some of the specifics. If you look at the macro side of the combination of the two groups, essentially, your knowledge base has doubled. So – and I’ll use what Carrizo has done in the Eagle Ford as a great example.

To be as successful as they have been in the Eagle Ford, you have to know what you’re doing, you have to be thoughtful about it, you have to understand the recipe for success both from operational execution as well as the data analytics of what variables are the most meaningful from a cost savings operational perspective and also from, of course, the well productivity side. But in order to do that, you have to have as robust a dataset as you can possibly have to make good decisions.

When combining the two entities and now referring more towards the Delaware, essentially, you’ve doubled your knowledge base. They’ve drilled some fantastic wells. Callon’s drilled some fantastic wells. When you combine the technical oversight (on a) discipline specific basis, you can become more repeatable in execution excellence and targeting strategies and in well performance. So from that standpoint, it’s a wonderful opportunity to sit down with another team that has clear technical knowledge, skills and operational excellence that will uniformly leap the combined entity well ahead of what we would’ve been independently.

So whether that’s trying to drill the perfect well and looking at each of the segments of the well on how to get it down a little faster, fit design, casing design, (mud) programs, any of that stuff, it significantly accelerates our learning curve to continue to perform at a level that we need to perform at and even a little bit better.

Michael Kelly:	OK. I appreciate that. One more for me. Like on Slide 9 with this corporate free cash flow break-even progression. Maybe you could talk about what you think the biggest driver will be that will take you to be able to get up from about $50 free cash flow breakeven in 2020 to under that in 2021? Thanks.

Joseph Gatto:	Yes. Certainly, Mike, a good amount of that can be coming from these realized synergies that are very tangible on the operational side, more structural in nature and obviously on the cost structure side. I think we’ll also benefit from, as we look at the inventory and driving towards increased returns while maintaining a competitive production growth rate, some of the high-grading in terms of our projects will be in there as well.

Michael Kelly:	OK. Thanks guys. Congrats.

Male:	(Thank you).

Operator:	Your next question comes from the line of Jeff Grampp of Northland Capital.

Jeffrey Grampp:	Good morning guys. Was curious, Carrizo historically has been maybe a little bit more active on some of these low Wolfcamp zones or I think Callon, at least on the margins, has been a little bit more upper Wolfcamp-focused. So how do you guys kind of view the pro forma entity kind of attacking the Delaware acreage from that perspective?

Joseph Gatto:	It’s extremely exciting. I cannot wait to go in and look at the guts of some of the – of some of these delineated zones that are a little bit deeper that Callon has done some work on but certainly hasn’t put as quite as many wells in. And I think, again, as I kind of mentioned at the macro level, (if not) we’re talking about targeting and well relationships and the timing of those, the vintage of the wells that you put in, the dataset is significantly larger now for us to understand what the proper robust development programs are going to be. And the output of that would be an extremely well thought-out long-range plan.

So as supposed to planning just specifically for a ‘19 – or a 2019 and 2020 programs, the combined company will have an extremely well thought-out three, four, five year plan that will incorporate some of these opportunities for testing some of these organic delineation zones.

Jeffrey Grampp:	Great. Appreciate that. And for my follow-up, Joe, I think you mentioned kind of near-term cash flow focus is a more on kind of getting leverage down, paying down debt levels. And Carrizo’s kind of elevated in terms of utilization in the credit facility. So is it fair to conclude that no real plans to do anything from a high-yield issuance perspective or something like that, that the focus is really more – free cash flow will kind of address that utilization on the RBL?

Jim Ulm:	Good morning. This is Jim Ulm. Thanks for the question. I would first lead off and just say that from the finance perspective, we’re very excited about opportunities to manage the balance sheet to where we can match the projected growth that we’ve been describing today. We’ve adopted a transaction structure in this deal where there is not a change of control put on any of the senior notes or the preferred. We talked in the press release that we will have an underwritten RBL facility that will be underway in the near-term.

So that the short answer here is the fact that we will kind of combine the two organizations and the capital structure, that will give us time and flexibility to manage the overall maturities and caps structure. We have no near-term debt maturities. The new RBL is planned to have almost $1 billion of availability so that’ll be more than sufficient liquidity, especially as we head into the free cash flow generation that we’ve been describing throughout the call.

Jeffrey Grampp:	All right. Understood. Appreciate the time guys.

Operator:	You’re next question comes from the line of Irene Haas of Imperial Capital.

Irene Haas:	Hi. So my question has to do with price realization. As a combined company, I kind of want to know what Carrizo’s second quarter price realization in the Permian was, specifically for gas and NGL. And then with more scope and scale, I kind of want to hear from Jim what’s the combined kind of hedging strategy, marketing strategy? What do you have in place for 2020?

Jim Ulm:	OK. Let me – I’ll answer the back half of that first. I think a broader question, especially a couple of weeks before quarterly earnings come out. But I think very clearly, we have talked about how important free cash flow is for this combined entity. As we sat down and talked extensively with the Carrizo team about their hedging philosophy and thought processes, it lined up very well with the way we think about the business.

So from my perspective, I don’t think you’ll see a significant change philosophically from the way that Callon has operated in the past. We will continue to manage risk. We will continue to try and do it in a way where we reduce uncertainty and help us move towards free cash flow. We’ll probably make sure that we have some price upside participation in it. And then I think you’ll also see us trying to be very thoughtful longer-term about firm transportation agreements and such.

So Irene, philosophically, I don’t see a big change. And I think, as I’ve looked at your question – your specific question about price realizations, my sense of where the Carrizo numbers will shake out that they’ll be within their guidance levels (of – on) unhedged commodity price realization. They’ll be in those trading ranges.

Irene Haas:	OK. Maybe I can have one follow-up. Regarding your Western acreage from Carrizo, those in Alpine High and – how many acres do you have in the West? Would those be candidates for divestitures?

Chip Johnson:	(Inaudible). The Alpine High acreage, I think, is around 12,000 acres. That’s right in the middle of the Apache’s position. That’ll be something that the joint teams have to figure out what we’re going to do with. The other acreage to the north in Culberson is all really good acreage. We sold off the non-op acreage some time ago, and we’ve dropped the acreage that had faulting on it. So that’s something I think we want to keep unless the price is right from one of the other operators in that area.

Irene Haas:	Great. Thank you.

Male:	Thanks (Irene).

Operator:	Your next question comes from the line of Noel Parks of Coker Palmer Institutional.

Noel Parks:	Good morning.

Male:	Good morning.

Noel Parks:	Sorry, I’m a little bit of a – what I was curious about was – I’m sorry if you’ve already touched on this. On the infrastructure side, I think Carrizo was geared to spend, call it, $50 million this year as the budget on the pipeline infrastructure. And I was wondering – so you talked a little bit about, of course, water handling. And what’s the investment – is Callon’s investment pace likely to change significantly with the addition of Carrizo coming into the fold? And I was wondering if the combined infrastructure got you any closer to thinking about any sort of monetization or spin-off with the infrastructure as separate entity?

Male:	Will you take the first part of that...

Chip Johnson:	Yes. I guess the first part of that for Carrizo, the infrastructure of CapEx was spread over all kinds of infrastructure. Not only water system but oil and gas gathering lines, Eagle Ford and Permian. So that was not just a lot of capital going straight into water system. Most of that money was spent last year. We had started looking at whether we should monetize our water system and now we’ve put that on hold. And that’ll be something we can jointly figure out later.

Male:	In terms of Callon’s spends, we’ve obviously spent a lot of dollars in getting this water system right and integrating that gathering line, and importantly, recycling a lot more volumes, especially in the Delaware. We certainly are going to contemplate in terms of connecting the systems and some of the expenditures there. But we should clearly benefit from expanded recycling operations and more redundancy in the overall system. But as we said earlier, the combined footprint certainly enhances the potential for some sort of monetization structure on a combined basis.

Noel Parks:	Great. And just as a follow-up, second quarter was pretty unusual with the volatility we saw in crude. I think we had – even at the strip like a $10 swing was in like the last six weeks of the quarter. And as you guys were talking and thinking of valuations on the deal, I was wondering if you had any thoughts about just how you outlined (these) scenarios for performances? And just given at one point in the quarter we were looking happy to hold $50 and in another part it looked like we were headed to $60 or better. And just how that weighed into your thinking?

Joseph Gatto:	Yes. You’re right. There is a lot of near-term volatility, especially in the front end of the curve. But this is a longer-term perspective. We’ll look at different price decks obviously. Whether it be consensus or strip or our long-term planning decks, which are lower than that. We’ve got to look at all the data points, but we certainly want to move past the near-term volatility whether it’s oil price or stock price.

So look at the transaction here, it’s 100 percent stock, which puts you in a position not only are both shareholder bases going to be able to participate in an upside, but in a volatile environment, you’re really looking at the relative contribution of the intrinsic value of the underlying asset. And (yes you’ll) look at different price decks but really that sort of normalizes if you have a long-term view of oil that’s going to be in the $50 to $55 range.

Noel Parks:	Great. Thanks.

Operator:	Thank you. That does conclude the Q&A session of today’s conference call. We thank you for participating in the Callon and Carrizo joint conference call to discuss Callon’s acquisition of Carrizo. You may now disconnect your lines and have a wonderful day.

END